Exhibit 10(c)
CHANGE IN CONTROL SEVERANCE PROTECTION AGREEMENT

This Agreement (the “Agreement”) is dated as of January 18, 2012 by and between Hovnanian Enterprises, Inc., a Delaware corporation (the “Company”), and [name] (the “Executive”).

WHEREAS, the Company’s Board of Directors (the “Board”) considers the continued services of key executives of the Company to be in the best interests of the Company and its stockholders; and

WHEREAS, the Board desires to assure, and has determined that it is appropriate and in the best interests of the Company and its stockholders to reinforce and encourage the continued attention and dedication of key executives of the Company to their duties of employment without personal distraction or conflict of interest in circumstances which could arise from the occurrence of a change in control of the Company; and

WHEREAS, the Board has authorized the Company to enter into severance protection agreements with certain key executives of the Company, such agreements to set forth the severance compensation which the Company agrees to pay such executives under certain circumstances in connection with a change in control of the Company; and

WHEREAS, references herein to the Executive’s employment with the Company shall also be deemed to refer to the Executive’s employment with any of the Company’s affiliates, including without limitation, K. Hovnanian Companies, LLC; and

WHEREAS, the Executive is a key executive of the Company and has been designated by the Compensation Committee of the Board (the “Committee”) as an executive to be offered such a severance protection agreement with the Company.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1.           Term.  This Agreement shall become effective on the date hereof and, subject to the Executive’s continued employment by the Company, remain in effect until December 31, 2012; provided, however, that, on December 31, 2012 and on each successive one-year anniversary thereof (each, a “Renewal Date”), this Agreement shall automatically renew for a one-year term, unless the Company provides to the Executive, in writing, at least 180 days prior to any Renewal Date, notice that this Agreement shall not be renewed.  Notwithstanding the foregoing, in the event that a Change in Control (as hereinafter defined) occurs at any time prior to the termination or expiration of this Agreement in accordance with the preceding sentence, this Agreement shall not terminate until the second anniversary of the Change in Control.

2.           Change in Control.  No compensation or other benefit shall be payable pursuant to Section 4 of this Agreement unless and until a Change in Control shall have occurred while the Executive is an employee of the Company and the Executive’s employment by the Company thereafter shall have terminated in accordance with Section 3(a) hereof.  For purposes of this Agreement, a “Change in Control” shall have the meaning assigned to such term under the Company’s Amended and Restated 2008 Stock Incentive Plan, as amended from time to time, or under any successor plan thereto (the “Stock Plan”).

3.           Termination of Employment; Definitions.

(a)           The Executive shall be entitled to the compensation provided for in Section 4 of this Agreement if within two years following a Change in Control, (i) the Executive’s employment is involuntarily terminated by the Company other than for Cause or (ii) the Executive terminates his or her employment for Good Reason after providing the Company with a Notice of Termination at least 60 days prior to such termination of employment.

(b)           Cause. For purposes of this Agreement, “Cause” shall mean the occurrence, during the term of this Agreement, of any of the following:

(i)           the willful and continued failure of the Executive to perform substantially all of his or her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) for a period of 10 days following a written demand for substantial performance that is delivered to such Executive by the Board, which specifically identifies the manner in which the Board believes the Executive has not substantially performed his or her duties;

(ii)           dishonesty in the performance of the Executive’s duties with the Company;

(iii)           the Executive’s conviction of, or plea of guilty or nolocontendere to, a crime under the laws of the United States or any state thereof constituting (x) a felony or (y) a misdemeanor involving moral turpitude;

(iv)           the Executive’s willful malfeasance or willful misconduct in connection with the Executive’s duties with the Company or any act or omission which is injurious to the financial condition or business reputation of the Company or its affiliates; or

(v)           the Executive’s breach of the provisions of Section 11 of this Agreement.

(c)           Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence, during the term of this Agreement, of any of the following, without the Executive’s express written consent:

(i)           any material diminution in the Executive’s duties, titles or responsibilities with the Company from those in effect immediately prior to a Change in Control; provided, however, that no such material diminution shall be deemed to exist solely because of changes in the Executive’s duties, titles or responsibilities as a consequence of the Company ceasing to be a company with publicly traded securities or becoming a wholly owned subsidiary of another entity; or

(ii)           any reduction in the Executive’s annual base salary from the Executive’s annual base salary in effect immediately prior to a Change in Control.

Notwithstanding the foregoing, in the event that the Executive provides the Company with a Notice of Termination (as defined below) referencing this Section 3(c) within 60 days after the occurrence of an event giving rise to Good Reason, the Company shall have 30 days thereafter in which to cure or resolve the behavior otherwise constituting Good Reason.

(d)           Notice of Termination. Any purported termination of the Executive’s employment shall be communicated by a Notice of Termination to the Executive, if such termination is by the Company, or to the Company, if such termination is by the Executive.  For purposes of this Agreement, “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated.  For purposes of this Agreement, no purported termination of Executive’s employment with the Company shall be effective without such a Notice of Termination having been given.

4.           Compensation Upon Qualifying Termination of Employment.  If the Executive’s employment with the Company shall be terminated in accordance with and under the circumstances described under Section 3(a) (a “Qualifying Termination”), the Executive shall be entitled to the following payments and benefits:

(a)           Severance Payments and Benefits.  Subject to the Executive’s execution, delivery and non-revocation of a general release of claims in favor of the Company and its affiliates in the form attached hereto as Exhibit A within 45 days following the date of the Executive’s Qualifying Termination, the Company shall pay, or cause to be paid, or provide the Executive with the following:

(i)            a cash severance payment in an amount equal to the sum of (x) one times the Executive’s annual base salary on the date of the Change in Control (or, if higher, the annual base salary in effect immediately prior to the giving of the Notice of Termination) plus (y) the average amount earned by the Executive as an annual bonus with respect to the three most recent completed fiscal years preceding the date of the Change in Control.  This cash severance amount shall be payable in a lump sum within 60 days after the Executive’s date of Qualifying Termination; provided, however, that if such 60 day period begins in one calendar year and ends in a second calendar year, then the cash severance payment shall not be paid until the second of such two calendar years (regardless of whether the Executive delivers the required general release of claims in the first calendar year or in the second calendar year);

(ii)           other than with respect to awards described under clause (iii) below, immediate 100% vesting (and settlement in the case of restricted stock units, subject to any delay required pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) of all outstanding stock options, stock appreciation rights, restricted stock units and restricted stock granted or issued by the Company prior to, on or upon the Change in Control (to the extent not previously vested on or following the Change in Control); and

(iii)           with respect to any outstanding awards held by the Executive immediately prior to the Qualifying Termination pursuant to the Company’s 2010 Long Term Incentive Program (the “LTIP”), the Executive shall be entitled to the same rights and payments, if any, thereunder as Executive would have been entitled to receive in the event that the Executive’s Qualifying Termination constituted a “Retirement” for purposes of the LTIP (regardless of the Executive’s actual age or years of service at the time of such Qualifying Termination).

(b)           Additional Payments and Benefits.  The Executive shall also be entitled to:

(i)           a lump sum cash payment payable within 10 business days following the date of the Executive’s termination of employment equal to the sum of (A) the Executive’s accrued but unpaid base salary through the date of employment termination and (B) an amount representing the Executive’s accrued but unused vacation days, if any, in each case, in full satisfaction of the Executive’s rights thereto; and

(ii)           all other accrued or vested benefits in accordance with the terms of any applicable Company plan (the “Accrued Benefits”).

(c)           Legal Expenses.  The Company shall pay or reimburse the Executive for reasonable legal fees (including without limitation, any and all court costs and attorneys’ fees and expenses) incurred by the Executive in connection with or as a result of any claim, action or proceeding brought by the Company or the Executive with respect to or arising out of this Agreement or any provision hereof; provided, however, that the Company shall have no obligation to pay or reimburse any such legal fees if (i) in the case of an action brought by the Executive, the Company is successful in establishing with the court that the Executive’s action was taken in bad faith or was frivolous or otherwise without a reasonable legal or factual basis, or (ii) in the case of any action, the action is materially decided in favor of the Company.

5.           Compensation Upon Termination for Death, Disability, Voluntary Resignation or Termination by the Company for Cause.  If the Executive’s employment is terminated by reason of the Executive’s death, Disability (as defined under the Stock Plan), the Executive’s voluntary resignation (other than for Good Reason) or due to a termination by the Company for Cause, the Executive will receive:

(a)           a lump sum cash payment payable within 10 business days following the date of the Executive’s termination of employment equal to the sum of (i) the Executive’s accrued but unpaid base salary through the date of employment termination and (ii) an amount representing the Executive’s accrued but unused vacation days, if any, in each case, in full satisfaction of the Executive’s rights thereto; and

(b)           the Accrued Benefits.

6.           Excess Parachute Excise Tax.  Notwithstanding any other provision of this Agreement,

(a)           In the event that part or all of the consideration, compensation or benefits to be paid to the Executive under this Agreement together with the aggregate present value of payments, consideration, compensation and benefits under all other plans, arrangements and agreements applicable to the Executive, constitute “excess parachute payments” under Section 280G(b) of the Code subject to an excise tax under Section 4999 of the Code (collectively, the “Parachute Amount”) the amount of excess parachute payments which would otherwise be payable to the Executive or for the Executive’s benefit under this Agreement shall be reduced to the extent necessary so that no amount of the Parachute Amount is subject to an excise tax under Section 4999 (the “Reduced Amount”); provided that such amounts shall not be so reduced if, without such reduction, the Executive would be entitled to receive and retain, on a net after tax basis (including, without limitation, after any excise taxes payable under Section 4999), an amount of the Parachute Amount which is greater than the amount, on a net after tax basis, that the Executive would be entitled to retain upon receipt of the Reduced Amount.

(b)           If the determination made pursuant to Section 6(a) results in a reduction of the payments that would otherwise be paid to the Executive except for the application of Section 6(a), such reduction in payments due under this Agreement shall be first applied to reduce any cash severance payments that the Executive would otherwise be entitled to receive hereunder and shall thereafter be applied to reduce other payments and benefits in a manner that would not result in subjecting the Executive to additional taxation under Section 409A of the Code.  Within ten days following such determination, but not later than thirty days following the date of the event under Section 280G(b)(2)(A)(i), the Company shall pay or distribute to the Executive or for the Executive’s benefit such amounts as are then due to the Executive under this Agreement and shall promptly pay or distribute to the Executive or for his benefit in the future such amounts as become due to the Executive under this Agreement.

7.           Obligations Absolute; Non-Exclusivity of Rights; Joint and Several Liability.

(a)           The obligations of the Company to make the payment to the Executive, and to make the arrangements, provided for herein shall be absolute and unconditional and shall not be reduced by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or any third party at any time.

(b)           Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which the Executive may qualify (other than any change in control or other severance plan or policy), nor shall anything herein limit or reduce such rights as the Executive may have under any agreements with the Company.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

(c)           Any successors or assigns of the Company shall be joint and severally liable with the Company under this Agreement.

8.           Entire Agreement; Not an Employment Agreement; No Duplication of Payments or Benefits.

(a)           This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior and contemporaneous agreements and understandings (including term sheets), both written and oral, between the parties hereto, or either of them, with respect to the subject matter hereof.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

(b)           This Agreement is not, and nothing herein shall be deemed to create, a contract of employment between the Executive and the Company.  The Company may terminate the employment of the Executive by the Company at any time, subject to the terms of this Agreement and/or any employment agreement or arrangement between the Company and the Executive that may then be in effect.

(c)           To the extent, and only to the extent, a payment or benefit that is paid or provided under Section 4 would also be paid or provided under the terms of another Company plan, program or arrangement (a “Company Plan”), (i) in the event that such payment or benefit is first paid or provided under the terms of a Company Plan prior to the date such payment or benefit is paid or provided under Section 4, such payment or benefit shall offset any corresponding payment or benefit that is paid or provided under Section 4, and (ii) in the event that such payment or benefit is first paid or provided under Section 4, such Company Plan will be deemed to have been satisfied by the corresponding payment or benefit made or provided under Section 4, in each case, in a manner that would not result in duplication of benefits or the imposition of additional taxation under Section 409A of the Code.

(d)           If any payments or benefits that the Company would otherwise be required to provide under this Agreement or any Company Plan cannot be provided in the manner contemplated herein or under the applicable plan without subjecting the Executive to income tax under Section 409A of the Code, the Company shall provide such intended payments or benefits to the Executive in an alternative manner that conveys an equivalent economic benefit to the Executive (without materially increasing the aggregate cost to the Company).  Notwithstanding anything herein to the contrary, if at the time of the Executive’s termination of employment with the Company the Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months following the Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code without any accelerated or additional tax).  For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A of the Code, and references herein to the Executive’s “termination of employment” shall refer to the Executive’s separation from service with the Company within the meaning of Section 409A.  To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).  Additionally, to the extent that the Executive's receipt of any in-kind benefits from the Company or its affiliates must be delayed pursuant to this Section 8(d) due to Executive’s status as a “specified employee,” the Executive may elect to instead purchase and receive such benefits during the period in which the provision of benefits would otherwise be delayed by paying the Company (or its affiliates) for the fair market value of such benefits (as determined by the Company in good faith) during such period.  Any amounts paid by the Executive pursuant to the preceding sentence shall be reimbursed to the Executive as described above on the date that is six months following the Executive’s separation from service.  The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 8(d); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto.

9.           Successors; Binding Agreement, Assignment.

(a)           The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business of the Company, by agreement to expressly, absolutely and unconditionally assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean (i) the Company as hereinbefore defined, and (ii) any successor to all the stock of the Company or to all or substantially all of the Company’s business or assets which executes and delivers an agreement provided for in this Section 9(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, including any parent or subsidiary of such a successor.

(b)           This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amount would be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s estate or designated beneficiary.  Neither this Agreement nor any right arising hereunder may be assigned or pledged by the Executive.

10.           Notice.  For purpose of this Agreement, notices and all other communications provided for in this Agreement or contemplated hereby shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by a nationally recognized overnight delivery service or when mailed United States certified or registered mail, return receipt requested, postage prepaid, and addressed, in the case of the Company, to the Company at:

Hovnanian Enterprises, Inc.
110 West Front Street
Red Bank, NJ  07701
Attention: Board of Directors

and in the case of the Executive, to the Executive at the address set forth on the Company’s books and records.

Either party may designate a different address by giving notice of change of address in the manner provided above, except that notices of change of address shall be effective only upon receipt.

11.           Confidentiality.  The Executive shall retain in confidence any and all confidential information concerning the Company, its shareholders, officers, directors and customers and its respective business which is now known or hereafter becomes known to the Executive, except as otherwise required by law and except information (i) ascertainable or obtained from public information, (ii) received by the Executive at any time after the Executive’s employment by the Company shall have terminated, from a third party not employed by or otherwise affiliated with the Company or (iii) which is or becomes known to the public by any means other than a breach of this Section 11. Upon the Executive’s termination of employment, the Executive will not take or keep any proprietary or confidential information or documentation belonging to the Company.

12.           Miscellaneous.

(a)           Amendments. No provision of this Agreement may be amended, altered, modified, waived or discharged unless such amendment, alteration, modification, waiver or discharge is agreed to in writing signed by the Executive and such officer of the Company as shall be specifically designated by the Committee or by the Board.

(b)           Waivers.  No waiver by either party, at any time, of any breach by the other party of, or of compliance by the other party with, any condition or provision of this Agreement to be performed or complied with by such other party shall be deemed a waiver of any similar or dissimilar provision or condition of this Agreement or any other breach of or failure to comply with the same condition or provision at the same time or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

13.           Severability.  If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.  To the extent permitted by applicable law, each party hereto waives any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

14.           Governing Law; Venue.  The validity, interpretation, construction and performance of this Agreement shall be governed on a non-exclusive basis by the laws of the State of New Jersey without giving effect to its conflict of laws rules.  For purposes of jurisdiction and venue, the Company hereby consents to jurisdiction and venue in any suit, action or proceeding with respect to this Agreement in any court of competent jurisdiction in the state in which the Executive resides at the commencement of such suit, action or proceeding and waives any objection, challenge or dispute as to such jurisdiction or venue being proper.

15.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HOVNANIAN ENTERPRISES, INC.

By:
Name:	J. Larry Sorsby
Title:	EVP, Chief Financial Officer

EXECUTIVE:

[name]

Exhibit A

AGREEMENT AND GENERAL RELEASE1
Original Issue Date:  [insert date]

Hovnanian Enterprises, Inc., on behalf of itself, K. Hovnanian Companies, LLC and its other affiliates (referred to collectively throughout this Agreement as "Employer" or "Hovnanian"), and [___________] (referred to throughout this Agreement as "Employee"), agree that:

1.           Last Day of Employment.  Employee's last day of employment with Employer is [insert date].  Employee understands, however, that Employer, in its sole discretion, may request Employee to immediately cease performing work duties if Employer deems it is in its best interest to do so.  Employee will, nonetheless, be paid until this last day of employment.

2.           Consideration.  In consideration for Employee's execution of this Agreement and the fulfillment of the promises contained herein, Employer agrees to make the payments described under Employee’s Change in Control Severance Protection Agreement with the Company dated as of [insert date].

3.           Revocation.  Employee may revoke this Agreement for a period of seven (7) calendar days following the day Employee executes this Agreement.  Any revocation within this period must be submitted, in writing, to [insert name] and state, "I hereby revoke my acceptance of our Agreement and General Release."  The revocation must be personally delivered or mailed to [insert name], [insert title] at [insert address], and delivered or postmarked within seven (7) calendar days of execution of this Agreement.  This Agreement shall not become effective or enforceable until the revocation period has expired.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4.           General Release of Claim.  Employee, Employee's heirs, executors, administrators, fiduciaries, successors and/or assigns, knowingly and voluntarily release and forever give up, to the full extent permitted by law, Employer, Employer's past, present and future direct or indirect parent organizations, subsidiaries, divisions, affiliated entities, and their partners, officers, directors, trustees, administrators, fiduciaries, employment benefit plans and/or pension plans or funds, executors, attorneys, employees, insurers, reinsurers and/or agents and their successors and assigns individually and in their official capacities (collectively referred to herein as "Released Parties" or "Released Party"), jointly and severally, of and from all claims, known or unknown, that Employee has or may have against Released Parties as of the date of execution of this Agreement including, but not limited to, any alleged violation of:

•	The National Labor Relations Act;
•	Title VII of the Civil Rights Act;

1 This Agreement and General Release shall be referred to herein as "Agreement".

•	Civil Rights Act of 1991;
•	Sections 1981 through 1988 of Title 42 of the United States Code;
•	The Employee Retirement Income Security Act;
•	The Fair Credit Reporting Act;
•	The Immigration Reform Control Act;
•	The Americans with Disabilities Act;
•	The Rehabilitation Act;
•	The Age Discrimination in Employment Act, as amended;
•	The Occupational Safety and Health Act;
•	The Family and Medical Leave Act;
•	The Equal Pay Act;
•	The Uniformed Services Employment and Reemployment Rights Act;
•	Worker Adjustment and Retraining Notification Act;
•	Employee Polygraph Protection Act;
•	any other federal, state or local law or ordinance of similar effect, to the maximum extent permitted by law;
•	any public policy, contract (oral, written or implied), tort, constitution or common law;
•	any claims for vacation, sick or personal leave pay, short term or long term disability benefits, or payment pursuant to any practice, policy, handbook or manual; or
•	any basis for costs, fees, or other expenses including attorneys' fees.

Employee hereby releases Released Parties from any and all claims, whether sounding in contract, tort, statute or constitution, and covenants not to sue Released Parties for any and all claims. Employee understands this Release includes all claims related in any manner to Employee's employment or the cessation of that employment.  Employee further understands that Employee is hereby releasing any known or unknown claim for or alleged right to discovery of information or documents of Released Parties.

5.           Affirmations.

a.           Employee affirms that Employee is not a party to, and that Employee has not filed or caused to be filed, any claim, complaint, charge or action against Released Parties in any forum or form.

b.           Employee acknowledges and agrees that Employee has been paid all compensation due, except the following: (i) final paycheck for the period from [insert date] to [insert date], which will also include all vacation pay due; and (ii) any pro-rata Cash Award to which the Employee is entitled under Employer's Incentive Profit Sharing Program and Corporate Policy HR055, which will be paid as soon as administratively possible, generally at the same time as other Associates in Employee's former business unit.

c.           Employee affirms that Employee has received all leave (paid or unpaid), to which Employee may be entitled and that no other leave (paid or unpaid), is due to Employee except as provided in this Agreement.

d.           Employee furthermore affirms that Employee has no known workplace injuries or occupational diseases, other than those that are already the subject of an existing workers compensation claim.

6.           Confidentiality.  To the extent permitted by law, Employee agrees not to disclose any information regarding the existence or substance of this Agreement, except to Employee's spouse, tax advisor, or an attorney with whom Employee chooses to consult regarding Employee's consideration of this Agreement, each of whom shall likewise agree to keep the information confidential.   Employee acknowledges that, as an officer of the Company, Employee was privy to confidential, proprietary, and/or commercially sensitive information, the disclosure of which could substantially harm the Company's interests.  Employee hereby agrees to maintain the confidentiality of such information and not to disclose same except as required to comply with court or regulatory action.  In the event Employee or Employee's counsel believe either is compelled to provide or disclose information described in this paragraph, they will provide written notice of such belief, via facsimile and mail, to [insert name], [insert title], at [insert address], fax [insert fax], no later than seven (7) business days prior to said production or disclosure.

7.           Non-Disparagement.  Employee agrees not to defame, disparage or demean Employer in any manner whatsoever.

8.           Non-Solicitation of Other Employees.  To the extent permitted by law, Employee agrees not to solicit, directly or indirectly, any other employee of Employer to terminate or otherwise modify or alter his or her employment with the Company for two (2) years following the Employee's Last Day of Employment (see paragraph 1 above).

9.           Cooperation.  Subject to Employee's other personal and professional obligations and on reasonable notice and at reasonable times, Employee will cooperate with Employer and its counsel in connection with any investigation, administrative or regulatory proceeding or litigation relating to any matter in which Employee was involved or of which Employee has knowledge as a result of Employee's employment with Employer and/or any Released Party or Released Parties.

10.           Return of Property.  Employee has returned any and all property belonging to Released Parties, including, but not limited to, cellular phones, beepers, computers, laptops, passwords for electronic access and/or to access protected documents regarding Company business, equipment, tools, materials, Company related manuals, training materials, written files, electronic files, keys, security cards, documents, supplies, customer lists, customer information, confidential documents, etc.

11.           Governing Law and Interpretation.  This Agreement shall be governed and conformed in accordance with the laws of the State of New Jersey without regard to its conflict of laws provision.  In the event Employee or Employer breaches any provision of this Agreement, Employee and Employer affirm that either may institute an action against the other to specifically enforce any term or terms of this Agreement, in addition to any other legal or equitable relief permitted by law.  In the event that any provision of this Agreement is declared illegal or unenforceable by a court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, it shall be stricken, leaving the remainder of this Agreement in full force and effect.

12.           Nonadmission of Wrongdoing.  Employee agrees that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at anytime for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

13.           Amendment.  This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

14.           Entire Agreement.  This Agreement sets forth the entire agreement between the Employee and Released Parties hereto, and fully supersedes any prior or contemporaneous agreements or understandings between Employee and Released Parties; provided, however, that this Agreement does not supersede or affect any confidentiality, non-disclosure, non-compete, invention, assignment of proprietary rights, or non-solicitation agreement(s) signed by Employee.  The obligations of such agreements remain in full force and effect and Employee expressly acknowledges Employee's intent to adhere to the promises contained in those agreements.  Employee also acknowledges that Employee has not relied on any representation, promises, or agreements of any kind made in connection with the decision to sign this Agreement, except for those set forth in this Agreement.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO FORTY-FIVE (45) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE AND IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE IS ADVISED THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL FORTY-FIVE (45) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN PARAGRAPH "2" ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASED PARTIES AS OF THE DATE OF THE EXECUTION OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

ON BEHALF OF EMPLOYER

[Employee]	[insert behalf of name]
[insert behalf of title]

Employee's Signature	Signature

Date	Date